Exhibit 5.1

Morgan, Lewis & Bockius LLP

Counselors at Law

1701 Market Street

Philadelphia, PA 19103-2921

215-963-5000

Fax: 215-963-5001

April 6, 2006

ICT Group, Inc.

100 Brandywine Boulevard

Newtown, PA 18940

Re:	ICT Group, Inc.

Registration Statement on Form S-3

File No. 333-87912

Ladies and Gentlemen:

As counsel to ICT Group, Inc., a Pennsylvania corporation (the “Company”), we have assisted in the preparation of the subject Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as well as the offering of up to 3,440,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), consisting of up to 2,300,000 Shares (the “Company Shares”) offered by the Company and up to 1,140,000 Shares (the “Selling Shareholder Shares”) offered by certain of the selling shareholders referred to in the Registration Statement (the “Selling Shareholders”) as described in the Prospectus, dated May 20, 2002, and included as part of the Registration Statement, and the Prospectus Supplement, dated April 6, 2006, deemed to be a part of the Registration Statement pursuant to Rule 430B under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Prospectus; (c) the Prospectus Supplement; (d) the Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws, as amended to date, of the Company (the “Bylaws”); (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such other documents, records and other instruments as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in other documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

The opinion set forth below is limited to the laws of the Commonwealth of Pennsylvania.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Company Shares are duly authorized. Upon issuance and delivery of the Company Shares against payment for the Company Shares as contemplated by the plan of distribution included in the Prospectus Supplement, the Company Shares will be validly issued, fully paid and nonassessable.

(2) The Selling Shareholder Shares are duly authorized. The outstanding Shares owned by the Selling Shareholders are, and the Shares that are issuable to the Selling Shareholders upon exercise of stock options held by the Selling Shareholders, when issued to the Selling Shareholders upon exercise of such options and upon payment for the Shares underlying such options in accordance with the terms of such options and the Company’s Equity Incentive Plan or 1996 Equity Compensation Plan, as applicable, will be, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP